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[PARENTE RANDOLPH LOGO]

                                                                      EXHIBIT 23

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 33-98812) of Parkvale Financial Corporation of our reports dated July 28, 2006, with respect to the consolidated financial statements of Parkvale Financial Corporation and subsidiaries, Parkvale Financial Corporation management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Parkvale Financial Corporation, included in the 2006 Annual Report to Shareholders of Parkvale Financial Corporation, which is incorporated by reference in the Annual Report (Form 10-K) of Parkvale Financial Corporation.



/s/PARENTE RANDOLPH, LLC





Pittsburgh, Pennsylvania
September 7, 2006